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                                                                       Exhibit 5





                                 April 12, 1996


Jefferies Group, Inc.
11100 Santa Monica Boulevard
Los Angeles, CA  90025

             Re: Registration Statement on Form S-8 Relating to the Jefferies Group, Inc. Non-Employee Directors' Stock Option Plan and Non-Employee Directors' Deferred Compensation Plan

Ladies and Gentlemen:

             We have acted as counsel to Jefferies Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to 250,000 shares of the Company's common stock (the "Registered Shares"), $.01 par value per share (the "Common Stock"), to be offered and sold under the Company's Non-Employee Directors' Stock Option Plan (the "1994 Plan") and the Non-Employee Directors' Deferred Compensation Plan (the "1996 Plan" and, together with the 1994 Plan, the "Plans").

             In connection with this opinion, we have examined the Registration Statement, the Amended Certificate of Incorporation and Amended By-Laws of the Company, certain of the Company's corporate proceedings as reflected in its minute books, the Plans, and such other records as we have deemed relevant. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. In addition, we have made such other examinations of law and fact as we have deemed appropriate in order to form a basis for the opinion hereinafter expressed.

             In our opinion, the Registered Shares that may be originally issued by the Company in connection with the Plans, when and to the extent issued in accordance with the terms of the Plans and the resolutions authorizing the Plans for a price per share not less than the par value thereof, and, in the case of the 1996 Plan, assuming such 1996 Plan is duly approved by shareholders of
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Jefferies Group, Inc.
April 12, 1996
Page 2

the Company at the 1996 Annual Meeting of Shareholders, will be validly issued, fully paid, and non-assessable shares of Common Stock.

             We render this opinion as members of the Bars of the State of New York and the District of Columbia. The opinion set forth above is limited to the Delaware General Corporation Law, as amended.

             We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion and consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                               Very truly yours,


                               /s/ Morgan, Lewis & Bockius LLP